EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (File No. 333-259864, File No. 333-203835, File No. 333-160155 and File No. 333-153805) on Forms S-8 and Form S-3 (File No. 333-291693) of our reports, dated March 6, 2026, relating to our audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Home Bancorp, Inc., which appear in Home Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Wipfli LLP
Atlanta, Georgia
March 6, 2026